SUPPORT AGREEMENT

BY AND AMONG

CAPITAL PRODUCT PARTNERS, L.P.

AND

EVANGELOS M. MARINAKIS
IOANNIS E. LAZARIDIS
GERASIMOS G. KALOGIRATOS
CRUDE CARRIERS INVESTMENTS CORP.

DATED AS OF MAY 5, 2011

SUPPORT AGREEMENT

SUPPORT AGREEMENT, dated as of May 5, 2011 (this “Agreement”), by and among Capital Product Partners, L.P., a Republic of Marshall Islands limited partnership (“Partners”), and Evangelos M. Marinakis, Ioannis E. Lazaridis, Gerasimos G. Kalogiratos, and Crude Carriers Investments Corp., a Republic of Marshall Islands corporation (collectively, the “Shareholders” and, individually, a “Shareholder”).

W I T N E S S E T H:

WHEREAS, concurrently with the execution of this Agreement, Partners, Capital GP L.L.C., a Republic of Marshall Islands limited liability company (“Partners GP”), Crude Carriers Corp., a Republic of Marshall Islands corporation (the “Company”), and Poseidon Project Corp., a Republic of Marshall Islands Corporation (“MergerCo”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”) pursuant to which, among other things, MergerCo will merge with and into the Company, with the Company being the surviving entity (the “Merger”), such that following the Merger, Partners will be the sole stockholder of the Company, and each outstanding share of Common Stock, par value $0.0001 per share (“Common Stock”), and share of Class B Stock, par value $0.0001 per share (“Class B Stock”), of the Company will be converted into the right to receive the merger consideration specified therein;

WHEREAS, as of the date hereof, each Shareholder is the record and/or beneficial owner, in the aggregate, of the number of shares of Common Stock and Class B Stock set forth opposite such Shareholder’s name on Schedule I hereto (the “Existing Shares”); and

WHEREAS, as a material inducement to Partners entering into the Merger Agreement, Partners has required that the Shareholders agree, and the Shareholders have agreed, to enter into this Agreement and abide by the covenants and obligations with respect to the Existing Shares set forth herein.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

GENERAL

1.1           Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

“Affiliate” has the meaning set forth in Rule 405 of the rules and regulations under the Securities Act, unless otherwise expressly stated herein. For purposes of this Agreement, with respect to each Shareholder or other Person, Affiliate shall not include the Company or any Person that is directly or indirectly, through one or more intermediaries, controlled by the Company. For the avoidance of doubt, no officer or director of the Company, Partners, Partners GP or any of their controlled Affiliates shall be deemed to be an Affiliate of a Shareholder or other Person by virtue of his or her status as a director or officer of the Company, Partners, Partners GP or any of their controlled Affiliates.

“Beneficial Ownership” by a Person of any securities includes ownership by any Person who, directly or indirectly, including through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the Securities and Exchange Commission under the Exchange Act; provided that for purposes of determining Beneficial Ownership, a Person shall be deemed to be the Beneficial Owner of any securities which such Person has, at any time during the term of this Agreement, the right to acquire pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing). The terms “Beneficially Own” and “Beneficially Owned” shall have a correlative meaning.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise).

ARTICLE 2

VOTING

2.1           Agreement to Vote. Each Shareholder hereby irrevocably and unconditionally agrees that, during the term of this Agreement, at the Company Meeting and at any other meeting of the Stockholders, however called, including any adjournment or postponement thereof, and in connection with any written consent of the Stockholders relating to the Merger or an Acquisition Proposal, such Shareholder shall to the fullest extent that the Existing Shares are entitled to vote thereon or consent thereto:

(a)           appear at each such meeting or otherwise cause its Existing Shares to be counted as present thereat for purposes of calculating a quorum; and

(b)           vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering all of the Existing Shares (i) in favor of the approval and adoption of the Merger Agreement, the approval of the Merger and any other action required in furtherance thereof submitted for the vote or written consent of Stockholders; (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement; (iii) against any Acquisition Proposal; and (iv) against any action, agreement or transaction that would or would reasonably be expected to materially impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the Merger or the other transactions contemplated by the Merger Agreement.

2.2           No Inconsistent Agreements. Each Shareholder hereby covenants and agrees that, except for this Agreement and as contemplated by this Agreement, such Shareholder (a) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to its Existing Shares, (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to its Existing Shares (other than a proxy or proxies to vote its Existing Shares in a manner consistent with this Agreement) and (c) shall not knowingly take any action at any time while this Agreement remains in effect that would make any representation or warranty of such Shareholder contained herein untrue or incorrect in any material respect or have the effect of preventing or disabling such Shareholder from performing any of its obligations under this Agreement in any material respect.

2.3           Proxy. In order to secure the obligations set forth herein,  each Shareholder hereby irrevocably appoints during the term of this Agreement as its proxy and attorney-in-fact, as the case may be, Evangelos G. Bairactaris, in his capacity as an officer of Partners, and any individual who shall hereafter succeed to any such office of Partners and any other Person designated in writing by Partners (collectively, the “Grantees”), each of them individually, with full power of substitution, to vote or execute written consents with respect to the Existing Shares in accordance with Section 2.1 and, in the discretion of the Grantees, with respect to any proposed postponements or adjournments of any annual or special meeting of the Stockholders at which any of the matters described in Section 2.1(b) are to be considered; provided that any exercise of this proxy by such Grantees shall be subject to the approval of such exercise by the Partners Conflicts Committee. To the fullest extent permitted by Law, this proxy is coupled with an interest and shall be irrevocable, and each Shareholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by such Shareholder with respect to the Existing Shares to the extent that such proxy is inconsistent with the provisions of this Agreement. Partners may terminate this proxy with respect to any Shareholder at any time at its sole election by written notice provided to such Shareholder.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1           Representations and Warranties of Each Shareholder.  Each Shareholder hereby represents and warrants to Partners as follows with respect to himself or itself:

(a)           Organization; Authorization; Validity of Agreement; Necessary Action. Such Shareholder has the requisite power and authority (or, if an individual, capacity) to execute and deliver this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by such Shareholder of this Agreement, the performance by it of the obligations hereunder and the consummation of the transactions contemplated hereby have (if Shareholder is an entity) been duly and validly authorized by such Shareholder, and no other actions or proceedings on the part of such Shareholder are necessary to authorize the execution and delivery of this Agreement, the performance by such Shareholder of its obligations hereunder or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Shareholder and, assuming the due authorization (as applicable), execution and delivery of this Agreement by Partners and the other Shareholders, constitutes a legal, valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(b)           Ownership. Such Shareholder’s Existing Shares are Beneficially Owned by such Shareholder as set forth on Schedule I hereto. Such Shareholder has good and marketable title to the Existing Shares, free and clear of any Lien that would have the effect of preventing or disabling said Shareholder from performing any of his or its obligations under this Agreement.  Except as contemplated by this Agreement, such Shareholder has and will have at all times through the Closing Date sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article 2 hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Shareholder’s Existing Shares.

(c)           No Violation. Except as contemplated by this Agreement, neither the execution and delivery of this Agreement by such Shareholder nor the performance by such Shareholder of its obligations under this Agreement will (i) result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the Existing Shares or result in being declared void, voidable, or without further binding effect, or otherwise result in a material detriment to such Shareholder under, any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which such Shareholder is a party or by which such Shareholder or any of its respective properties, rights or assets may be bound (except in each such case as would not have the effect of preventing, delaying in any material respect or disabling Shareholder from performing its obligations under this Agreement) or (ii) violate any judgments, decrees, injunctions, rulings, awards, settlements, stipulations, orders (collectively, “Orders”) or laws applicable to such Shareholder or any of its material properties, rights or assets or result in a violation or breach of or conflict with (if Shareholder is an entity) its articles of incorporation or bylaws.

(d)           Consents and Approvals. No consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Authority is necessary to be obtained or made by such Shareholder in connection with such Shareholder’s execution, delivery and performance of this Agreement or the consummation by such Shareholder of the transactions contemplated hereby, except (i) for any reports under Sections 13(d) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) as set forth in the Merger Agreement or (iii) as would not reasonably be expected to prevent, materially delay or otherwise materially impair such Shareholder’s ability to perform its obligations hereunder.

(e)           Absence of Litigation. There is no action, litigation or proceeding pending and no Order of any Governmental Authority outstanding nor, to the knowledge of such Shareholder, is any such action, litigation, proceeding or Order threatened, against such Shareholder or its Existing Shares which may prevent or materially delay such Shareholder from performing its obligations under this Agreement or consummating the transactions contemplated hereby.

(f)           Adequate Information. Each Shareholder acknowledges that it is a sophisticated party with respect to the Existing Shares and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the transactions contemplated by this Agreement and has, independently and without reliance upon the Company and based on such information as the Shareholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Each Shareholder acknowledges that Partners has not made or is not making any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement and the Merger Agreement.

(h)           No Other Representations or Warranties.  Except for the representations and warranties expressly contained in this Section 3.1, each Shareholder makes no express or implied representation or warranty with respect to such Shareholder, the Existing Shares or otherwise.

3.2           Representations and Warranties of Partners. Partners hereby represents and warrants to each Shareholder that the execution and delivery of this Agreement by Partners and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Partners.

ARTICLE 4

OTHER COVENANTS

4.1           Prohibition on Transfers, Other Actions. Each Shareholder hereby agrees not to (i) acquire any additional shares of Common Stock or Class B Stock or other voting equity interests of the Company or any securities convertible into or exchangeable for shares of Common Stock or Class B Stock or other voting equity interests of the Company (except for acquisitions contemplated by the Merger Agreement), (ii) Transfer any of the Existing Shares, Beneficial Ownership thereof or any other interest therein; (iii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or would reasonably be expected to violate or conflict with, or result in or give rise to a violation of or conflict with, such Shareholder’s representations, warranties, covenants and obligations under this Agreement; or (iv) take any action that could restrict or otherwise affect Shareholder’s legal power, authority and right to comply with and perform its covenants and obligations under this Agreement. Any Transfer in violation of this provision shall be null and void.

4.2           Distributions, etc. In the event of a share split, share distribution, or any change in the shares of Common Stock or Class B Stock by reason of any split-up, reverse share split, recapitalization, combination, reclassification, exchange of shares or the like, the term “Existing Shares” shall be deemed to refer to and include such shares as well as all such share distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

4.3           Other Shares. Notwithstanding the restrictions of Section 4.1, in the event a Shareholder becomes the beneficial or record owner of any additional Common Stock, Class B Stock or other securities of the Company during the period commencing with the execution and delivery of this Agreement through the termination of this Agreement pursuant to Section 5.1, then the terms of this Agreement will apply to such Common Stock, Class B Stock or other securities of the Company held by the Shareholder immediately following the Shareholder becoming the beneficial owner thereof, as though they were Existing Shares hereunder. Notwithstanding the restrictions of Section 4.1, each Shareholder hereby agrees, while this Agreement is in effect, to promptly notify Partners in writing of the number of any new Common Stock, Class B Stock or other securities of the Company acquired by the Shareholder after the date hereof.

4.4           No Solicitation. Subject to Section 4.7, each Shareholder agrees that it will not, and shall use its reasonable best efforts to cause its Representatives not to, directly or indirectly through another Person, (i) solicit, initiate, facilitate or encourage the submission of any Acquisition Proposal or the making or consummation thereof, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information about the Company or Partners in connection with, or otherwise cooperate in any way with, any Acquisition Proposal, (iii) make or participate in, directly or indirectly, a “solicitation” of “proxies” (as such terms are used in the rules of the U.S. Securities and Exchange Commission) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of Common Stock or Class B Stock in connection with any vote or other action on any matter, other than to recommend that holders of shares of Common Stock or Class B Stock vote in favor of the approval and adoption of the Merger and the Merger Agreement and as otherwise expressly provided in this Agreement, or (iv) agree or publicly propose to do any of the foregoing. Each Shareholder hereby represents that, as of the date hereof, such Shareholder is not engaged in any discussions or negotiations with respect to any Acquisition Proposal and shall use its reasonable best efforts to cause such Shareholder’s Representatives to immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal and request the prompt return or destruction of all confidential information previously furnished and will take commercially reasonable steps to inform its Representatives of the obligations undertaken by such Shareholder pursuant to this Agreement, including this Section 4.4.

4.5           Notice of Proposals Regarding Prohibited Transactions. Each Shareholder hereby agrees to notify Partners as promptly as practicable (and in any event within 48 hours after receipt) in writing of any inquiries or proposals which are received by, or any requests for information from, or any request to initiate negotiations or discussions with, such Shareholder or any of its Affiliates with respect to the Company (other than such Shareholder or its Representatives acting in their capacity as an officer or director of the Company) with respect to any Acquisition Proposal (including the material terms thereof and the identity of such Person(s) making such inquiry or proposal, requesting such information or seeking to initiate such negotiations or discussions, as the case may be).

4.6           Further Assurances. From time to time, each Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably requested by Partners to effect the actions and consummate the transactions contemplated by this Agreement.

4.7           Shareholder Capacity. Each Shareholder has entered into this Agreement solely in its capacity as a Beneficial Owner of Existing Shares. Notwithstanding anything to the contrary contained in this Agreement: (i) none of the provisions of this Agreement shall be construed to prohibit, limit or restrict such Shareholder or any Representative of a Shareholder who is an officer of the Company, Partners or Partners GP or a member of the Partners Board or the Company Board from exercising his or her fiduciary duties to the Company or Partners by voting or taking any other action whatsoever in his or her capacity as an officer or director, including with respect to the Merger Agreement and the transactions contemplated thereby; and (ii) no action taken by the Company or Partners in respect of any Acquisition Proposal shall serve as the basis of a claim that a Shareholder is in breach of its obligations hereunder notwithstanding the fact that such Shareholder or such Shareholder’s Representative, in his or her capacity as an officer or director of the Company or Partners GP, has provided advice or assistance to the Company or Partners in connection therewith.

4.8           Waiver of Appraisal Rights and Dissenters’ Rights and Actions.  Each Shareholder agrees not to exercise any rights (including under Section 101 of the Business Corporations Act of the Associations Law of the Republic of the Marshall Islands) to demand appraisal of any shares of Common Stock, Class B Stock or other securities of the Company or rights to dissent which may arise with respect to the Merger.

ARTICLE 5

MISCELLANEOUS

5.1           Termination. This Agreement shall remain in effect until the earliest to occur of (i) the Effective Time; (ii) the termination of the Merger Agreement in accordance with its terms; (iii) any amendment to the Merger Agreement that reduces or changes the form of the Merger Consideration, or (iv) the written agreement of the Shareholders and Partners to terminate this Agreement. After the occurrence of such applicable event, this Agreement shall terminate and be of no further force and effect; provided, that, notwithstanding termination of this Agreement upon the Effective Time under clause (i) above, this Article V (except Sections 5.3 and 5.4) shall remain in full force and effect. Nothing in this Section 5.1 and no termination of this Agreement shall relieve or otherwise limit any party of liability for any breach of this Agreement occurring prior to such termination.

5.2           Limitation on Liability.  No party to this Agreement shall have any liability for monetary damages for any breach or violation of this Agreement unless such breach or violation was willful or intentional, provided that the foregoing shall not limit a party’s right to equitable relief as provided under Section 5.11.

5.3           No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Partners any direct or indirect ownership or incidence of ownership of or with respect to any Existing Shares. All rights, ownership and economic benefit relating to the Existing Shares shall remain vested in and belong to each Shareholder, and Partners shall have no authority to direct such Shareholder in the voting (except as otherwise provided herein) or disposition of any of the Existing Shares.

5.4           Publicity. Each Shareholder hereby permits Partners and Holdings to include and disclose in the Registration Statement, the Joint Proxy Statement and in such other schedules, certificates, applications, agreements or documents as such entities reasonably determine to be necessary or appropriate in connection with the consummation of the Merger and the transaction contemplated in the Merger Agreement such Shareholder’s identity and ownership of the Existing Shares and the nature of such Shareholder’s commitments, arrangements and understandings pursuant to this Agreement.

5.5           Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (1) on the date of delivery, if delivered personally, (2) on the first Business Day following the date of dispatch if delivered by a recognized next day courier service and (3) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Partners, to:

Capital Product Partners, L.P.
3 Iassonos Street, Piraeus,
18537 Greece
Attention: Chief Executive and Chief Financial Officer

With copies to:

Capital Product Partners L.P.
3 Iassonos Street, Piraeus,
18537 Greece
Attention: Chairman of the Conflicts Committee

and

Akin Gump Strauss Hauer & Feld
1111 Louisiana Street
44th Floor
Houston, Texas 77002-5200
Attention:	J. Vincent Kendrick
Patrick J. Hurley

If to a Shareholder, to:

Evangelos M. Marinakis

3 Iassonos Street, Piraeus,
18537 Greece

Ioannis E. Lazaridis

3 Iassonos Street, Piraeus,
18537 Greece

Gerasimos G. Kalogiratos

3 Iassonos Street, Piraeus,
18537 Greece

and

Crude Carriers Investments Corp.

130, Kolokotroni Street, Piraeus,
18536 Greece
Attention: Director

with a copy to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY  10004
Attention: Jay Clayton

5.6           Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the others.

5.7           Counterparts. This Agreement may be executed by facsimile and in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

5.8           Entire Agreement. This Agreement, together with the schedule annexed hereto, and, solely to the extent of the defined terms referenced herein and as provided in Section 4.3 hereof, the Merger Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written and oral, that may have related to the subject matter hereof in any way.

5.9           Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a)           This Agreement shall be governed by and construed in accordance with the Law of the State of New York, without giving effect to any choice or conflict of Law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

(b)           Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Court of Chancery in the State of Delaware, or if (but only if) that court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware. Process in any such action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 5.5 shall be deemed effective service or process on such party.  The foregoing shall not limit the rights of any party to serve process in any other manner permitted by Law.  Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts and to accept service of process in any manner permitted by such courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable law, any claim that (i) the proceeding in such court is brought in an inconvenient forum, (ii) the venue of such proceeding is improper or (iii) this

Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts.

(c)           EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 5.8.

5.10           Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed by Partners and each Shareholder. Each party may waive any right of such party hereunder by an instrument in writing signed by such party and delivered to Partners and the Shareholders.

5.11           Remedies.

(a)           Each party hereto acknowledges that monetary damages would not be an adequate remedy in the event that any covenant or agreement in this Agreement is not performed in accordance with its terms, and it is therefore agreed that, in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. Each party hereto agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy.

(b)           All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

5.12           Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner adverse to any party or its equityholders. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties as closely as possible and to the end that the transactions contemplated hereby shall be fulfilled to the maximum extent possible.

5.13           Action by Partners. No waiver, consent or other action by or on behalf of Partners pursuant to or as contemplated by this Agreement shall have any effect unless such waiver, consent or other action is expressly approved by the Partners Conflicts Committee. No act or failure to act by the Partner Board shall constitute a breach by Partners of this Agreement unless such act or failure to act is expressly approved by the Partners Conflicts Committee.

5.14           Successors and Assigns; Third Party Beneficiaries. Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part (by operation of law or otherwise), by any party without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than (a) the parties hereto or (b) the parties’ respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

CAPITAL PRODUCT PARTNERS L.P.,

By:	Capital GP L.L.C., its general partner

	By:	/s/ Ioannis E. Lazaridis
		Name:	Ioannis E. Lazaridis
		Title:	Chief Executive Officer and Chief Financial Officer

[Signature Page to Support Agreement]

/s/ Evangelos M. Marinakis
Evangelos M. Marinakis

[Signature Page to Support Agreement]

/s/ Ioannis E. Lazaridis
Ioannis E. Lazaridis

[Signature Page to Support Agreement]

/s/ Gerasimos G. Kalogiratos
Gerasimos G. Kalogiratos

[Signature Page to Support Agreement]

CRUDE CARRIERS INVESTMENTS CORP.

By:	/s/ Evangelos G. Bairactaris
	Name:	Evangelos G. Bairactaris
	Title:	Director

[Signature Page to Support Agreement]

Schedule I

SHAREHOLDER INFORMATION

	Existing Shares
	Common Shares		Class B Shares
	Record	Beneficial	Record	Beneficial
Name	Ownership	Ownership	Ownership	Ownership
Crude Carriers Investments Corp.	0	0	2,105,263	2,105,263

Evangelos M. Marinakis	145,000	145,000	0	0
Ioannis E. Lazaridis	6,000	6,000
Gerasimos G. Kalogiratos	3,000	3,000	0	0